EXHIBIT 23.1
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The Stockholders and
Board of Directors
LaSalle Partners Incorporated:


We consent to incorporation by reference in the registration statement
(No. 333-42193) on Form S-8 of LaSalle Partners Incorporated and subsidiaries of our report dated February 16, 1998, relating to the consolidated and combined balance sheets of LaSalle Partners Incorporated and subsidiaries and their predecessors as of December 31, 1997 and 1996, and the related consolidated and combined statements of earnings, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1997, and related schedules, which report appears in the December 31, 1997, annual report on Form 10-K of LaSalle Partners Incorporated and subsidiaries.







                                    /S/ KPMG PEAT MARWICK LLP



Chicago, Illinois
March 27, 1998